UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 16, 2005

Lodgian, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-14537	52-2093696
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3445 Peachtree Road, NE, Suite 700, Atlanta, Georgia		30326
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	404-364-9400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 19, 2006, the Company and its Chief Financial Officer, Linda Philp, entered into a consulting agreement (the "Consulting Agreement"). The term of the Consulting Agreement is from December 19, 2005 through March 15, 2006; however, the Company may terminate the Consulting Agreement prior to the expiration of the term by providing Ms. Philp with fourteen (14) days’ prior written notice. Pursuant to the Consulting Agreement, Ms. Philp will remain the Company’s Executive Vice President and Chief Financial Officer until the earlier of (a) March 15, 2006 or (b) the date upon which the Company hires a replacement Chief Financial Officer. Ms. Philp will be paid at the rate of $250 per hour for her services.

Item 1.02 Termination of a Material Definitive Agreement.

On December 16, 2005, the Company and Ms. Philp executed a release agreement (the "Release Agreement") which terminated Ms. Philp’s Executive Employment Agreement dated February 7, 2005. The Release Agreement provides for severance benefits payable by the Company to Ms. Philp, including a lump sum payment of $112,750, payable on January 3, 2006 and a lump sum payment of $56,375, payable on March 15, 2006, as well as for payment of the Company’s portion of COBRA premiums under the Company’s major medical, dental and vision plans through June 16, 2006. In consideration for these benefits, Ms. Philp released all claims against the Company, agreed to observe certain restrictive covenants and agreed to enter into a Consulting Agreement as described in Item 1.01 of this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lodgian, Inc.

December 22, 2005	By:	Daniel E. Ellis

Name: Daniel E. Ellis
Title: Senior Vice President, General Counsel & Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Agreement for Consulting Services dated December 19, 2005
10.2	Release Agreement dated December 16, 2005